Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-46826) of The Dun & Bradstreet Corporation of our report dated June 29, 2007 relating to the financial statements of The Dun & Bradstreet Corporation 401 (k) Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

New York, NY

June 29, 2007